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Term Sheet No. U18 To the Prospectus dated March 29, 2007, Prospectus Supplement dated March 24, 2008, Product Supplement No. 8A dated October 1, 2008, Underlying Supplement dated December 31, 2008	Filed Pursuant to Rule 433 Registration No. 333-132936-14 December 31, 2008

Credit Suisse

Credit Suisse $ 14.00% – 16.00%* per annum Callable Yield Notes Linked to the Performance of the Dow Jones® Industrial Average and the iShares® MSCI EAFE® Index Fund due January 29, 2010

General

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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying.

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Quarterly interest payments at a rate expected to be between 14.00% – 16.00%* per annum (to be determined on the Trade Date), subject to Early Redemption.

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Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing January 29, 2010†.

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about January 26, 2009 (the "Trade Date") and are expected to settle on or about January 29, 2009. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse, acting through its Nassau Branch (Standard & Poor's A+, Moody's Aa1)††
Underlyings:	Each Underlying is identified in the table below, together with its Initial Level and Knock-In Level:

Underlying	Ticker	Initial Level	Knock-In Level
Dow Jones Industrial Average	DJI <INDEX>
iShares® MSCI EAFE® Index Fund (the "Fund")	EFA UP<EQUITY>

Knock-In Level:	The Knock-In Level for each Underlying will be 60% of the Initial Level of such Underlying.
Interest Rate*:	Expected to be between 14.00% – 16.00% per annum (to be determined on the Trade Date).
Interest Payment Dates:	Unless redeemed earlier, interest will be paid quarterly in arrears on April 29, 2009, July 29, 2009, October 29, 2009 and the maturity date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.
Early Redemption:	The Issuer may redeem the securities in whole, but not in part, on any interest payment date upon at least five business days notice at 100% of the principal amount of the securities, together with any accrued but unpaid interest.
Knock-In Event:	A Knock-In Event occurs if the closing level of either Underlying reaches or falls below its Knock-In Level on any day during the Observation Period.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For the Dow Jones Industrial Average, the closing level of the Dow Jones Industrial Average on the Valuation Date. For the Fund the closing level will be the closing price per share of the Fund reported on the primary exchange for the Fund on the Valuation Date, multiplied by the Share Adjustment Factor.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for anti-dilution events, as described in the accompanying product supplement.
Redemption Amount:	The Redemption Amount of the securities will depend on the individual performance of each Underlying. Subject to Early Redemption, the Redemption Amount in cash at maturity depends on whether a Knock-In Event occurs:
• If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying, subject to a maximum of zero. In this case, the maximum Redemption Amount will equal the principal amount of the securities, but the Redemption Amount may be less than the principal amount of the securities and you could lose your entire investment.
• If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities.
Lowest Performing Underlying:	The Underlying for which the lowest value is obtained from the following equation:
Final Level – Initial Level Initial Level
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date†:	January 26, 2010
Maturity Date†:	January 29, 2010
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EEX8

†    Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under "Description of the Securities—Market disruption events."

††    A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See "Risk Factors" beginning on page PS-3 of the accompanying product supplement and page IS-2 of the accompanying underlying supplement and "Selected Risk Considerations" beginning on page 5 of this term sheet.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer

Per security	$1,000	$0	$1,000

Total	$	$	$

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. In addition, the securities are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

Credit Suisse

December 31, 2008

Additional Terms Specific to the Securities

You should read this term sheet together with the prospectus dated March 29, 2007, as supplemented by the prospectus supplement dated March 24, 2008, the product supplement dated October 1, 2008, and the underlying supplement dated December 31, 2008 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Prospectus dated March 29, 2007:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

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  Prospectus supplement dated March 24, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

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  Product supplement no. 8A dated October 1, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908010528/a2188212z424b2.htm

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  Underlying supplement dated December 31, 2008:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746908013486/a2189891z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement and underlying supplement and "Selected Risk Considerations" in this term sheet, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for Each $1,000 Principal Amount

The following tables illustrate hypothetical Redemption Amounts at maturity and total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities, based on a number of assumed variables. The tables assume that (i) the securities have not been redeemed prior to maturity, (ii) the Interest Rate applicable to the securities is 15.00% per annum (the midpoint of the expected range given on the cover of this term sheet), (iii) the term of the securities is exactly one year and (iv) the Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying. These examples are provided for illustration purposes only. The actual payment amounts received by investors will depend on several variables, including, but not limited to (a) whether the closing level of either Underlying is less than or equal to its respective Knock-In Level on any day during the Observation Period and (b) the Final Level of the Lowest Performing Underlying.

TABLE 1: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Underlying Return	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$150.00	$1,150.00
$1,000	40%	$1,000	$150.00	$1,150.00
$1,000	30%	$1,000	$150.00	$1,150.00
$1,000	20%	$1,000	$150.00	$1,150.00
$1,000	10%	$1,000	$150.00	$1,150.00
$1,000	0%	$1,000	$150.00	$1,150.00
$1,000	-10%	$1,000	$150.00	$1,150.00
$1,000	-20%	$1,000	$150.00	$1,150.00
$1,000	-30%	$1,000	$150.00	$1,150.00
$1,000	-35%	$1,000	$150.00	$1,150.00
$1,000	-40%	N/A	N/A	N/A
$1,000	-50%	N/A	N/A	N/A

TABLE 2: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Underlying Return	Redemption Amount (Knock-In Event occurs)	Total Interest Payment on the Securities	Total Payment
$1,000	50%	$1,000	$150.00	$1,150.00
$1,000	40%	$1,000	$150.00	$1,150.00
$1,000	30%	$1,000	$150.00	$1,150.00
$1,000	20%	$1,000	$150.00	$1,150.00
$1,000	10%	$1,000	$150.00	$1,150.00
$1,000	0%	$1,000	$150.00	$1,150.00
$1,000	-10%	$900	$150.00	$1,050.00
$1,000	-20%	$800	$150.00	$950.00
$1,000	-30%	$700	$150.00	$850.00
$1,000	-35%	$650	$150.00	$800.00
$1,000	-40%	$600	$150.00	$750.00
$1,000	-50%	$500	$150.00	$650.00

Hypothetical Examples of Redemption Amounts of the Security

Because the return on the securities depends upon whether a Knock-In Event occurs and the performance of the Lowest Performing Underlying, we cannot present a complete range of possible Redemption Amounts at maturity. The four examples below set forth a sampling of hypothetical Redemption Amounts at maturity based on the following assumptions:

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  Principal amount of securities = $1,000

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  The Initial Level is 8900 for the DJI and 45.00 for the EFA UP.

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  No exercise of our Early Redemption right.

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  The Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying.

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  At maturity you will receive the Redemption Amount calculated as shown in the examples below.

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  In addition to the Redemption Amount, you will receive the quarterly interest payments to maturity or the date of Early Redemption, as the case may be.

The examples provided herein are for illustration purposes only. The actual payment at maturity, if any, will depend on whether a Knock-In Event occurs and, if so, the Final Level of the Lowest Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether a Knock-In Event will occur and, if so, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level.

Example 1: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest Underlying closing level during the Observation Period	Final Level on Valuation Date
DJI	8900	8900 (100% of Initial Level)	9790
EFA UP	45.00	27.00 (60% of Initial Level)	27.00

Since the closing level of the EFA UP reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. The EFA UP is also the Lowest Performing Underlying.

Therefore, the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying =

Final Level of the EFA UP – Initial Level of the EFA UP
Initial Level of the EFA UP

    ; subject to a maximum of 0.0

      = (27.00 - 45.00)/45.00 = -0.40

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Underlying)

      = $1,000 X (1 - 0.40) = $600

Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level; the Lowest Performing Underlying never reaches or falls below its Knock-In Level; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest Underlying closing level during the Observation Period	Final Level on Valuation Date
DJI	8900	5340 (60% of Initial Level)	9790
EFA UP	45.00	36.00 (80% of Initial Level)	36.00

Since the closing level of the DJI reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. The EFA UP is the Lowest Performing Underlying, even though its closing level never reaches or falls below its Knock-In Level.

Therefore, the percentage change of the Lowest Performing Underlying =

Final Level of the EFA UP – Initial Level of the EFA UP
Initial Level of the EFA UP

    ; subject to a maximum of 0.0

      = (36.00 - 45.00)/45.00 = -0.20

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Underlying)

      = $1,000 X (1 - 0.20) = $800

Example 3: A Knock-In Event occurs because the closing level of at least one Underlying reaches its Knock-In Level; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest Underlying closing level during the Observation Period	Final Level on Valuation Date
DJI	8900	5340 (60% of Initial Level)	9345
EFA UP	45.00	45.00 (100% of Initial Level)	53.00

Since the closing level of the DJI reaches its Knock-In Level, a Knock-In Event occurs. The DJI is also the Lowest Performing Underlying.

Therefore, the percentage change of the Lowest Performing Underlying =

Final Level of the DJI – Initial Level of the DJI
Initial Level of the DJI

    ; subject to a maximum of 0.0

      = (9345 - 8900)/8900 = 0.05

BUT 0.05 is greater than the maximum of 0.0, so the percentage change of the Lowest Performing Underlying is 0.0.

The Redemption Amount = principal amount of the securities × (1 + percentage change of the Lowest Performing Underlying)

      = $1,000 X (1 - 0.0) = $1,000

Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Lowest Underlying closing level during the Observation Period	Final Level on Valuation Date
DJI	8900	8010 (90% of Initial Level)	9790
EFA UP	45.00	36.00 (80% of Initial Level)	49.50

Since the closing level of each Underlying did not reach or fall below its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

A purchase of the securities involves risks. This section describes significant risks relating to the securities. We urge you to read the following information about these risks, together with the other information in this term sheet and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus, before investing in the securities.

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  THE SECURITIES ARE NOT PRINCIPAL PROTECTED — An investment in the securities is not principal protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued and unpaid interest. If the closing level of either Underlying reaches or falls below its Knock-In Level on any day during the Observation Period, and the level of the Lowest Performing Underlying on the Valuation Date is less than its Initial Level, you will bear the full effect of the depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment if the Lowest Performing Underlying falls to zero.

  •
  THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION — The redemption amount paid at maturity or upon Early Redemption will never exceed the principal amount of the securities. If the Final Level of each Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of either Underlying. Assuming the securities are held to maturity, the maximum amount payable with respect to the securities will be between $1,400.00 and $1,600.00 (to be determined on the Trade Date) for each $1,000 principal amount of the securities. Any payment at maturity is subject to our ability to satisfy our obligations as they become due.

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  YOUR RETURN WILL BE NEGATIVE EVEN IF THE CLOSING LEVEL OF ONLY ONE UNDERLYING REACHES OR FALLS BELOW ITS KNOCK-IN LEVEL AND THE FINAL LEVEL OF ONLY ONE UNDERLYING IS BELOW ITS INITIAL LEVEL — Your return will be negative even if the closing level of only one Underlying reaches or falls below its Knock-In Level and the Final Level of only one Underlying is below its Initial Level. Even if the closing level of only one Underlying reaches or falls below its Knock-In Level, a Knock-In Event will have occurred. If a Knock-In Event occurs and the Final Level of either Underlying is less than its Initial Level, your return will be negative and you will receive less than the principal amount of the securities at maturity.

  •
  IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING — If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Underlying. This will be true even if the closing level of the Lowest Performing Underlying never reached or fell below its Knock-In Level on any day during the Observation Period.

  •
  THE SECURITIES ARE EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVELS OF THE UNDERLYINGS TO THE SAME DEGREE FOR EACH UNDERLYING — The securities are linked to the individual performance of each Underlying and are not linked to a basket comprised of the Underlyings. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying.

  •
  THE SECURITIES ARE SUBJECT TO EARLY REDEMPTION, WHICH LIMITS YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES — The securities may be redeemed on any Interest Payment Date upon at least five business days notice. If the securities are redeemed, you will receive only the principal amount of the securities and any accrued but unpaid interest to the Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled Maturity Date. It is more likely that the securities will be redeemed prior to the Maturity Date if a Knock-In Event has not occurred. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

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  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

  •
  RISKS ASSOCIATED WITH INVESTMENTS IN THE FUND — The securities are subject to risk through their exposure to the performance of the MSCI EAFE® Index, the tracking index for the Fund, which is indexed to the value of equity securities in Europe, Australasia and the Far East. Therefore, the securities are subject to risks associated with the securities markets in those regions, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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  CURRENCY EXCHANGE RISK — The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the MSCI EAFE® Index, the tracking index for the Fund, which measures the performance of certain foreign stocks. For example, if the local currency depreciates relative to the U.S. dollar, the performance of the stocks underlying MSCI EAFE® Index could be adversely affected. Currency markets may be highly volatile, particularly in relation to emerging or developing nations' currencies and, in certain market conditions, also in relation to developed nations' currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks underlying the MSCI EAFE® Index, the level of the Fund and the value of the securities.

  •
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising either Underlying would have.

  •
  LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the note.

  •
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

  •
  THE MARKET VALUE OF THE SECURITIES MAY BE INFLUENCED BY MANY FACTORS THAT ARE UNPREDICTABLE — Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

    o
    the current level of each Underlying;

    o
    interest and yield rates in the market;

    o
    the volatility of each of the Underlyings;

    o
    the Early Redemption feature, which is likely to limit the value of the securities;

    o
    economic, financial, political and regulatory or judicial events that affect the stocks included in or comprising the Underlyings or stock markets generally and which may affect the level of any of the Underlyings;

    o
    the time remaining to the maturity of the securities;

    o
    the dividend rate on the stocks included in or comprising the Underlyings; and

    o
    Credit Suisse's creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include refinancing of existing debt outside of Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. Please refer to "Use of Proceeds and Hedging" in the accompanying product supplement for further information.

Historical Performance of the Underlyings

The Dow Jones Industrial Average is a price-weighted index comprised of 30 common stocks representative of a broad market of U.S. industry, including such sectors as financial services, technology, retail, entertainment and consumer goods. For further information on the Dow Jones Industrial Average, see "The Dow Jones Industrial Average" in the accompanying underlying supplement.

The iShares® MSCI EAFE® Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. For further information on the iShares® MSCI EAFE® Index Fund, see "The iShares® MSCI EAFE® Index Fund" in the accompanying underlying supplement.

The following graphs set forth the historical performance of the Dow Jones Industrial Average and the iShares® MSCI EAFE® Index Fund based on the reference closing levels from January 1, 2003 through December 30, 2008. The closing levels of the Dow Jones® Industrial Average and the iShares® MSCI EAFE® Index Fund on December 30, 2008 were 8668.39 and 44.33, respectively. We obtained the closing levels and other information below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

You should not take the historical values of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. We cannot give you any assurance that the level of the Lowest Performing Underlying will increase from the Trade Date to the Valuation Date. If the closing level of either Underlying reaches or falls below its Knock-In Level on any day during the Observation Period, and the level of the Lowest Performing Underlying on the Valuation Date is less that its Initial Level, then you will lose money on your investment.

Historical Performance of the Dow Jones® Industrial Average

Historical Performance of the iShares® MSCI EAFE® Index Fund

Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

  •
  a mutual fund,

  •
  a tax-exempt organization,

  •
  a grantor trust,

  •
  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

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  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof , all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one approach, each security is treated as consisting of (a) a put option (the "Put Option") that requires the holder to cash settle against the value of the Lowest Performing Underlying for an amount equal to the Deposit (as defined below) if either Underlying level declines to a defined floor level and ends up equal to or less than the Initial Level and (b) a deposit with us of cash, in an amount equal to the amount paid for a security (the "Deposit") to secure the holder's potential obligation to cash settle against the value of the Lowest Performing Underlying. We intend to treat the securities consistent with this approach. We and by acceptance of a security, each holder, agree to treat the securities as consisting of a Deposit and a Put Option with respect to the underlyings for all U.S. federal income tax purposes. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Tax Treatment of U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, the portion of each stated interest coupon on the security that should be treated as interest on the Deposit is 1.2660% and the remaining 13.734% should be treated as put premium received by the U.S. Holder in respect of the Put Option to us (the "Put Premium").

Interest Payments on the Securities

We will treat the Deposit as a debt obligation issued by us. Accordingly, we will treat each coupon payment as consisting of interest of 1.2660% on the Deposit and the balance of 13.734% as Put Premium paid to you. U.S. Holders should therefore include such interest component of the coupon in income as received or accrued, based on their method of accounting.

Put Premium and Payment of Redemption Amount on the Securities

A U.S. Holder should not be subject to tax upon receipt of the Put Premium.

If the Final Level of the Lowest Performing Underlying is less than or equal to the initial level, a U.S. holder will receive cash equal to the amount described above under "Description of the Securities—Redemption Amount" and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) plus the Put Premium, and (b) the U.S. Holder's tax basis in the security (generally equal to the amount of the Deposit).

If the Final Level of the Lowest Performing Underlying is greater than the initial level, a U.S. holder will receive cash equal the principal amount of the security and should recognize short-term capital gain or loss equal to the difference between (a) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above) and (b) the U.S. Holder's tax basis in the security. This difference is expected to equal zero. The Put Option should be deemed to have expired unexercised and the Put Premium received should be treated as short-term capital gain at such time.

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit and the U.S. Holder's adjusted tax basis in the Deposit (which will generally equal the issue price of the security). Except to the extent attributable to accrued but unpaid interest with respect to the Deposit, which will be subject to tax as described above under "—Interest Payments on the Securities," such gain or loss will be short-term capital gain or loss if the U.S. Holder has held the security for not more than one year, and long-term capital gain or loss if the U.S. Holder has held the security for more than one year. A U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option plus any previously received Put Premium. If the value of the Deposit exceeds the total sale proceeds received, then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer's assumption of the U.S. Holder's rights and obligations under the Put Option. In such a case, the U.S. Holder should recognize a short-term capital gain or loss in an amount equal to the difference between the total Put Premium previously received and the amount of the payment deemed made by the U.S. Holder to the buyer with respect to the assumption of the Put Option. The amount of the deemed payment will be added to the sale proceeds allocated to the Deposit in determining the gain or loss in respect of the Deposit.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any coupon payment in respect of the securities is uncertain. Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any coupon payment. It may be possible for a non-U.S. Holder to take the position that some or all of a coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty. Any non-U.S. Holder taking the position that a coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payment of the redemption amount by us in respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to Credit Suisse Securities (USA) LLC.

The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price set forth on the cover page of this term sheet. Credit Suisse Securities (USA) LLC will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

Please refer to "Underwriting" in the accompanying product supplement for further information.

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